EXHIBIT 99

                               NASDAQ SYMBOL: LASE


LASERSIGHT ANNOUNCES THIRD QUARTER RESULTS;
REPORTS EVENTS OF ANNUAL MEETING OF THE
AMERICAN ACADEMY OF OPHTHALMOLOGY

St. Louis, MO -- November 5, 1997 -- (NASDAQ: LASE) LaserSight Incorporated today reported a third quarter net loss of $2.4 million or $0.25 per share compared with a $0.28 per share loss or $2.1 million for the third quarter of 1996. Revenues for the third quarter were $6.2 million compared with $4.5 million for the same period in 1996. The Company sold ten lasers in the third quarter of 1997 compared with nine lasers, net of returns, in the third quarter of 1996, an increase over the eight units sold in the second quarter of 1997. Fourth quarter unit sales are expected to show continued improvement because the Company expects to begin shipping the LaserScan LSX, the most recent advancement in LaserSight's laser product offering.

Michael R. Farris, chief executive officer of LaserSight said, "We believe we are strengthening our strategic competitive position through:

   * the launch of the Automated Disposable Keratome planned for fourth quarter,
   * increased  laser sales as a result of shipping the LSX model,
   * patent rights enforcement and licensing initiatives,
   * progress toward FDA approval of our laser  system,  and
   * a focus on education  and training of ophthalmologists for LASIK.

"With LASIK emerging as the procedure of choice we are uniquely positioned in the industry with a strong patent position, disposable keratome and a scanning refractive laser system."

For the nine months ended September 30, 1997 the Company reported a loss of $5.5 million or $0.59 per share compared with a $0.51 per share loss or $3.3 million in the same period the year prior. Revenues increased 20 percent for the first nine months of 1997 to $18.1 million compared with $15.1 million for the same period in 1996.

Selling, general and administrative expenses decreased as a percent of revenues to 76 percent for the three months ended September 30, 1997 as compared to 100 percent for the same period of 1996. As expected, research, development and regulatory expenses represented the most significant increase in operating expenses totaling $817,000 for the third quarter compared with $326,000 during the same period of 1996.

LaserSight's Technology segment reported revenues of $2.7 million for the three months ended September 30, 1997 compared with $1.8 million in the same period of 1996. The Health Services segment remained profitable with third quarter revenues increasing by 30 percent to $3.5 million compared with $2.7 million for the third quarter of 1996.

Highlights for the third quarter include:

* The Company completed the purchase of fundamental claim patents for $14.9 million from International Business Machines Corporation (NYSE: IBM) relating to the ablation of tissue using ultraviolet light. The Company financed this transaction through a Regulation D private placement of $16 million of its convertible preferred stock to accredited investors.
* Three weeks after the closing the patent acquisition, LaserSight sold an exclusive license for the vascular and cardiovascular rights to these patents for $4 million.
* The Company announced a plan to use $3.2 million of the license agreement proceeds to redeem approximately 19 percent of the convertible preferred stock issued to purchase the patents. The redemption occurred on October 28, 1997.
* LaserSight continued discussions with other potential patent licensees and may use a substantial portion of any lump sum royalty payments it may receive from such arrangements to redeem additional preferred stock. There can be no assurance as to whether or when any such additional voluntary redemptions may occur, however, any redemption must occur on or before January 26, 1998.
* The Company purchased a patent covering the keratome, a surgical instrument necessary to perform the LASIK procedure from Dr. Frederic B. Kremer. This patent includes features the Company believes have been incorporated into keratome instruments currently available for sale by others.
* The Company purchased a license and worldwide distribution rights to the keratome patents held by Dr. Luis Ruiz of Bogota, Colombia leading to the development of the Automated Disposable Keratome and the accompanying console to be distributed both domestically and internationally subject to 510(k) approval for domestic market distribution.
* LaserSight sold its first laser system into Russia where it is believed only eight laser systems are now in place. LaserSight also received Kai-Tech (Korean regulatory) approval to sell its laser systems into Korea.


American Academy of Ophthalmology

LaserSight was pleased with the reception it received regarding its refractive laser systems and keratome technology at the Annual Meeting of the American Academy of Ophthalmology. Some of the events included the following:

* World renowned ophthalmologists J. Charles Casebeer, M.D. and Luis Ruiz, M.D. made presentations each day at the LaserSight booth regarding the launch of the Company's newest product, the Automated Disposable Keratome
     (ADK).
* The Company took orders for keratome consoles and over 3,000 disposable keratomes.
* Dr. Ruiz presented the results of a study performed on 50 patients/100 eyes in which each patient had bilateral LASIK. As part of the study, one eye had the keratectomy using the Automated Corneal Shaper (distributed by Chiron Vision) and the fellow eye had the keratectomy using the new ADK. Postoperative refractive errors, visual acuities, both corrected and uncorrected were monitored for six months. The ADK provided equivalent to better clinical results than the ACS, the most widely used keratome currently available. The Company believes these clinical results coupled with the safety, simplicity and efficiency of use make the Automated Disposable Keratome a significant improvement in keratome technology.
* Surgeons were intrigued by the ADK's easy adaptation to existing ACS power consoles.

* The Company's newest model laser system, the LaserScan LSX, was demonstrated at the AAO and the first units are scheduled for shipment in the fourth quarter.
* The introduction of the latest version of software for the Company's laser systems, version 9.0, provided opportunities for customer upgrades.
* The company took orders for laser systems at the AAO including the LaserScan LSX, LaserScan 2000+ and the LaserScan 2000. This mix demonstrates the Company's strategy to provide ophthalmologists a variety of choices based upon price and system configuration was favorably received.


LaserSight Incorporated is a holding company with operating subsidiaries engaged in the business of ophthalmic laser manufacturing and international sales, third-party managed vision care administration, ophthalmic practice management, and health and vision care consulting services.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including risks and uncertainties relating to the introduction of a new product, such as unforeseen product delays and the need for unanticipated corrections or improvements. Investors should refer to documents that the Company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.


Following are selected financial results:

                                                           Three Months Ended                   Nine Months Ended
                                                           ------------------                   -----------------
                                                     (In 000's Except Per Share Data)    (In 000's Except Per Share Data)
                                                           9/30/97      9/30/96               9/30/97       9/30/96
                                                           -------      -------               -------       -------

Total Revenues                                             $6,156       $4,494                $18,083       $15,070
Cost of Sales/Provider Payments                             2,699        1,864                  7,385         5,258
Gross Profit                                                3,457        2,630                 10,698         9,812
Research, Development and Regulatory                          816          326                  1,729         1,374
Selling, General & Administrative Expenses                  4,660        4,504                 13,568        12,598
Operating Loss                                             (2,019)      (2,200)                (4,599)       (4,160)
Other Expense                                                (390)        (313)                  (900)         (269)
Income Tax Benefit                                              -          459                      -         1,119
Net Loss                                                   (2,409)      (2,054)                (5,499)       (3,310)
Preferred Stock Accretions/Dividends                          (41)         (77)                   (55)         (346)
Loss Applicable to
  Common Shareholders                                      (2,450)      (2,131)                (5,554)       (3,656)
Loss Per
  Common Share - Primary                                   $(0.25)      $(0.28)                $(0.59)       $(0.51)
Weighted Average Number
  of Common Shares and
  Equivalents Outstanding - Primary                         9,812        7,639                  9,342         7,238

Selected Balance Sheet Data:
                                                            September 30, 1997                  December 31, 1996
                                                                (In 000's)                          (In 000's)

Cash and Equivalents                                              $1,164                              $2,004
Accounts and Notes Receivable (Current), Net                       7,552                               8,618
Total Current Assets                                              13,877                              15,643
Total Current Liabilities                                          9,351                               5,622
Long Term Obligations                                                971                                 642
Redeemable Convertible Preferred Stock                            14,374                                   -
Stockholders' Equity                                              28,736                              26,769


For additional information please contact:   Marti Benfield
                                             Manager, Investor Relations
                                             LaserSight Incorporated
                                             (314) 469-3220